EXHIBIT 99.1

AES ANNOUNCES COMMENCEMENT OF PRIVATE PLACEMENT AND
AMOUNT OF NOTES TENDERED IN TENDER OFFER

ARLINGTON, Va., Apr 24, 2003 (BUSINESS WIRE) — The AES Corporation (NYSE:AES) announced today that it had launched a private placement of approximately $1 billion principal amount of second priority senior secured notes which will be secured by second priority liens on (1) the capital stock of certain subsidiaries of AES and (2) certain intercompany receivables, certain intercompany notes and intercompany tax sharing agreements owed to AES by its subsidiaries.

The collateral also secures, among other things, AES’s senior secured credit facility. AES intends to use the proceeds to fund its pending cash tender offer for certain series of its outstanding senior and senior subordinated notes, to pay down $475 million of outstanding borrowings under its senior bank facility and for general corporate purposes.

The following table shows the principal amount of each series of notes that AES is seeking to purchase in the pending tender offer and the aggregate principal amount tendered as of 5:00 p.m., New York City time on April 22, 2003. AES may increase the principal amount of notes that it is seeking to purchase depending on the amount of proceeds that it receives from the proposed private placement, provided that the aggregate principal amount of the notes purchased will not exceed $1.3 billion.

The Notes	Principal Amount Outstanding	Principal Purchase Amount	Amount Tendered
8.00% Senior Notes, Series A, Due 2008	$199,022,000	$20,000,000	$ 53,475,000
8.75% Senior Notes, Series G, Due 2008	$400,000,000	$40,000,000	$197,075,000
9.50% Senior Notes, Series B, Due 2009	$750,000,000	$75,000,000	$308,098,000
9.375% Senior Notes, Series C, Due 2010	$850,000,000	$86,000,000	$506,549,000
8.875% Senior Notes, Series E, Due 2011	$536,690,000	$54,000,000	$274,719,000
10.25% Senior Subordinated Notes Due 2006	$217,050,000	$55,000,000	$ 14,345,000
8.375% Senior Subordinated Notes Due 2007	$303,290,000	$77,000,000	$ 36,721,000
8.50% Senior Subordinated Notes Due 2007	$338,165,000	$86,000,000	$ 25,005,000
8.875% Senior Subordinated Notes Due 2027	$125,000,000	$32,000,000	$ 4,952,000

AES’s obligation to accept notes tendered and pay the tender offer consideration and any early tender premium is subject to a number of conditions which are set forth in the Offer to Purchase and Letter of Transmittal for the tender offer. The conditions include (1) the completion of the proposed private placement and (2) the effectiveness of an amendment to AES’ senior credit facility. The tender offer will expire at 5:00 p.m. New York City time on Tuesday, May 6, 2003 unless extended or earlier terminated.

The second priority senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the second priority senior secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the second priority senior secured notes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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